COMPANY CONTACT: Jeff Magids Vice President of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Third Quarter 2023 Results
Announced agreement to acquire certain South Texas assets from Chesapeake for $700 million
Third quarter net production above high end of guidance; Oil production increased 23% quarter-over-quarter
Reduced total debt by $78 million quarter-over-quarter
Increased full year 2023 free cash flow guidance to $20-$40 million
Houston, TX - November 1, 2023 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the third quarter of 2023. Highlights include:
•Reported net production of 357 million cubic feet of natural gas equivalent per day (“MMcfe/d”) (61% natural gas) for the third quarter of 2023, above the high end of guidance
•Third quarter net oil production of 15.3 thousand barrels of oil per day, within the Company's guidance range and an increase of 81% year-over-year
•Reported net loss of $5 million, which includes a net unrealized loss on the value of the Company's derivative contracts of $72 million, including WTI contingency payouts, Adjusted EBITDA of $141 million and free cash flow ("FCF") of $18 million for the third quarter of 2023. Adjusted EBITDA and FCF are non-GAAP measures defined and reconciled in the tables below
•Full year 2023 estimated production of 336-342 MMcfe/d, a 26% increase year-over-year. Full year 2023 capital budget range of $400-$425 million remains unchanged
•Announced agreement to acquire certain oil and gas assets in South Texas from Chesapeake Energy Corporation (“Chesapeake”) for a purchase price of $700 million (the “Chesapeake Transaction”). The transaction is expected to enhance SilverBow's production, Adjusted EBITDA and FCF while allowing the Company to achieve a leverage ratio of 1.0x by year-end 2024. The Chesapeake Transaction is expected to close in the fourth quarter of 2023
•Received commitments from SilverBow's lending group to increase the borrowing base under the Company's senior secured revolving credit facility (“Credit Facility”) to $1.2 billion upon closing of the Chesapeake Transaction, along with commitments for SilverBow’s amended second lien notes (“Second Lien Notes”) to be upsized by $350 million, which, subject to the closing of the Chesapeake Transaction, will increase lender commitments under the Second Lien Notes to $500 million and extend the maturity date for the Second Lien Notes to December 15, 2028

•Priced $148 million follow-on equity offering, comprised of ~70% primary shares; net proceeds to SilverBow after offering expenses of ~$97 million
•Reduced total debt by $78 million quarter-over-quarter, inclusive of $50 million deposit for the Chesapeake Transaction. Leverage ratio decreased to 1.34x at quarter-end compared to 1.56x as of the second quarter. Leverage ratio is a non-GAAP measure defined and reconciled in the tables below
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “Strong third quarter results reflect our leading operational and capital efficiencies. Production exceeded the high end of our guidance range and capital expenditures were below planned costs. Strong free cash flow generation and the success of our follow-on equity offering allowed SilverBow to reduce debt by nearly $80 million during the quarter, while also paying a $50 million deposit for the Chesapeake Transaction. Cost savings and drilling efficiencies year-to-date have allowed us to accelerate the completion timing of several wells into 2023, which will bolster 2024 production while also remaining within our stated 2023 capital budget range."
Mr. Woolverton continued, “The Chesapeake Transaction is expected to drive significant production and free cash flow growth while maintaining the Company's long-term leverage target. Our strategy emphasizes operational flexibility and real-time capital allocation, and our portfolio of high-return locations provides for 10+ years of inventory life. Looking ahead, we are excited about the optionality in our development program to generate value through strong oil prices as well as the startup of Gulf Coast liquified natural gas infrastructure projects which we expect will increase the regional demand for natural gas.”
OPERATIONS HIGHLIGHTS
During the third quarter of 2023, SilverBow drilled 10 net wells, completed 9 net wells and brought online 9 net wells. The Company operated an average of two drilling rigs during the quarter, primarily on its Central Oil and Eastern Extension areas, which reflect its oil-focused development program year-to-date. SilverBow's team continues to increase operational efficiencies, completing 10% more stages per day year-to-date in 2023 as compared to similar jobs for full year 2022, and averaging pumping efficiencies 20% higher over the same time periods. Third quarter pumping efficiencies were the highest quarterly rate achieved year-to-date in 2023 due to decreases in downtime, leading to the increase in completed stages per day. Drilling costs continue to benefit from greater efficiencies from high-grading of rigs and ongoing cost deflation, particularly across casing costs and rig rates, resulting in drilling costs per lateral foot approximately 13% lower year-to-date in 2023 as compared to full year 2022.
In its Central Oil area, the Company recently brought online a four-well pad which produced a 30-day pad average of 4,349 Boe/d (82% oil) with average lateral lengths of 7,500 feet. Also in its Central Oil area, SilverBow brought online a two-well pad which produced a 30-day pad average of 2,140 Boe/d (82% oil) with average lateral lengths of 9,140 feet. Strong initial performance from these pads are in-line with expectations and support the Company's oil focused growth plans. Furthermore, SilverBow continues to test optimal spacing and co-development potential of the Eagle Ford and Austin Chalk formations across its oil assets.

PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the third quarter of 2023 averaged 357 MMcfe/d, above the high end of the Company's guidance range. Production mix for the third quarter of 2023 consisted of 61% natural gas, 26% oil and 13% natural gas liquids (“NGLs”), compared to 70% natural gas, 17% oil and 13% NGLs for the third quarter of 2022. Total oil and gas sales for the third quarter of 2023 consisted of 26% natural gas, 65% oil and 9% NGLs, compared to 62% natural gas, 30% oil and 13% NGLs for the third quarter of 2022. Net oil production for the third quarter of 2023 averaged 15,326 Bbls/d, an increase of 81% compared to the third quarter of 2022.
For the third quarter, lease operating expenses (“LOE”) were $0.71 per thousand cubic feet of natural gas equivalent (“Mcfe”), transportation and processing expenses (“T&P”) were $0.42 per Mcfe and production and ad valorem taxes were 6.0% of oil and gas sales. Total production expenses, which include LOE, T&P and production taxes, were $1.45 per Mcfe for the third quarter. Net general and administrative expenses (“net G&A”) for the third quarter were $4.4 million, or $0.14 per Mcfe. After deducting $1.5 million of non-cash compensation expense, cash general and administrative expenses (“cash G&A”) (a non-GAAP measure), were $3.0 million for the third quarter, or $0.09 per Mcfe.
Crude oil and natural gas realizations in the third quarter were 97% of WTI and 90% of Henry Hub, respectively, excluding hedging. The average realized natural gas price, excluding hedging, was $2.30 per thousand cubic feet of natural gas (“Mcf”) in the third quarter compared to $7.81 per Mcf in the third quarter of 2022. The average realized crude oil selling price, excluding hedging, was $79.76 per barrel in the third quarter compared to $91.93 per barrel in the third quarter of 2022. The average realized NGL selling price, excluding hedging, was $21.16 per barrel (26% of WTI benchmark) in the third quarter compared to $33.34 per barrel (36% of WTI benchmark) in the third quarter of 2022. Please refer to the tables included in this news release for production volumes and pricing information.
FINANCIAL RESULTS
SilverBow reported total oil and gas sales of $174.0 million for the third quarter of 2023. The Company reported a net loss of $4.8 million, which includes a net unrealized loss on the value of the Company's derivative contracts of $72.4 million, including WTI contingency payouts. For the third quarter of 2023, the Company generated Adjusted EBITDA (a non-GAAP measure) of $141.4 million.
For the twelve months ended September 30, 2023, SilverBow reported net income of $288.0 million and Adjusted EBITDA for Leverage Ratio (a non-GAAP measure) of $485.1 million, which, in accordance with the Leverage Ratio calculation in the Company's Credit Agreement (as defined below), includes contributions from acquired assets prior to their closing dates totaling $1.9 million.
Capital expenditures incurred during the third quarter of 2023 totaled $104.4 million on an accrual basis.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow's strategy to protect cash flow. The Company's hedging program is structured to provide exposure to higher commodity prices while also protecting against periods of low prices.

As of October 27, 2023, SilverBow had 79% of total production hedged for the remainder of 2023, using the midpoint of guidance. SilverBow has 200 MMcf/d (92% of guidance) of natural gas production hedged at an average price of $3.95 per million British thermal units, 11,100 Bbls/d (66% of guidance) of oil hedged at an average price of $74.56 per barrel and 3,750 Bbls/d (48% of guidance) of NGLs hedged at an average price of $32.87 per barrel for the remainder of 2023. For 2024, the Company has 211 MMcf/d of natural gas production hedged and 11,800 Bbls/d of oil hedged. The hedged amounts are inclusive of both swaps and collars with the average price factoring in the floor price of the collars.
Please see SilverBow's Corporate Presentation and Form 10-Q filing for the third quarter of 2023, which the Company expects to file on Thursday, November 2, 2023, for a detailed summary of its derivative contracts.
ACQUISITION UPDATE
On August 14, 2023, SilverBow announced that it has agreed to acquire certain oil and gas assets in South Texas from Chesapeake for a purchase price of $700 million, comprised of a $650 million cash payment at the closing date and a $50 million deferred cash payment due 12 months post-close, subject to customary purchase price adjustments. Chesapeake may also receive up to $50 million in contingent cash consideration based on future commodity prices. The transformative acquisition is expected to be accretive to all key financial and operating metrics, increasing SilverBow's size and scale by approximately 50%.
GUIDANCE UPDATE
SilverBow is providing guidance for 2023 on a standalone basis. The fourth quarter and full year 2023 statistics do not factor in contributions from the Chesapeake Transaction. The Company expects to update its 2023 guidance and release its preliminary 2024 outlook upon closing the Chesapeake Transaction, which is expected to occur in the fourth quarter of 2023.
For the fourth quarter of 2023, SilverBow is guiding to estimated production of 353-375 MMcfe/d, with expected oil volumes comprising 16,400-17,000 Bbls/d or 28% of total production at the midpoint. For full year 2023, the Company is guiding to a production range of 336-342 MMcfe/d, with expected oil volumes of 13,900-14,100 Bbls/d or 25% of total production at the midpoint. Based on guidance, SilverBow's full year 2023 oil production is expected to increase roughly 94% year-over-year, with oil/liquids comprising 40% of the total production mix in the fourth quarter of 2023. The Company also increased its free cash flow guidance for full year 2023 to a range of $20-$40 million.
SilverBow is currently operating one drilling rig in its Central Oil area and one drilling rig in its Webb County Gas area. As previously mentioned, the Company plans on completing and bringing online a four-well gas pad prior to year-end; additionally, the Company now plans on accelerating the completion timing of two more pads (one gas and one oil) which will bring capital forward into 2023. The associated capital for these projects are included within full year 2023 capex guidance of $400-$425 million. Upon closing the Chesapeake Transaction, SilverBow does not anticipate any incremental capex on the acquired assets for the remainder of 2023.
Additional detail concerning the Company's fourth quarter and full year 2023 guidance can be found in the table included with today's news release and the Corporate Presentation in the Investor Relations section of SilverBow's website.
CAPITAL STRUCTURE AND LIQUIDITY

On September 13, 2023, SilverBow priced a $148 million follow-on equity offering and used net proceeds, after operating expenses, attributable to SilverBow of approximately $97 million to repay amounts outstanding on its Credit Facility. Strategic Value Partners, LLC, one of SilverBow's largest shareholders, participated in the follow-on as a selling shareholder. The base deal consisted of 4,000,000 shares, of which approximately 70% were primary shares issued by SilverBow.
As of September 30, 2023, the Company had $1.7 million of cash and $498.0 million of outstanding borrowings under its Credit Facility. SilverBow's liquidity position was $278.7 million consisting of $1.7 million of cash and $277.0 million of availability under the Credit Facility. The Company's net debt as of September 30, 2023 was $646.3 million, calculated as total long-term debt of $648.0 million less $1.7 million of cash.
As of October 27, 2023, SilverBow had 25.4 million total common shares outstanding.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, November 2, 2023, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Investors and participants can listen to the call by dialing 1-888-415-4465 (U.S.) or 1-646-960-0140 (International) and requesting SilverBow Resource's Third Quarter 2023 Earnings Conference Call or by visiting the Company's website. A simultaneous webcast of the call may be accessed over the internet by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Third Quarter 2023 Earnings Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of SilverBow's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on our website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, the anticipated benefits of the Chesapeake Transaction, future operations, guidance and outlook, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, long-term inventory estimates, estimated oil and natural gas reserves or the present value thereof, reserve increases, service costs, impact of inflation, future free cash flow and expected leverage ratio, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” “guidance,” “expect,”

“may,” “continue,” “potential,” “plan,” “project,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: further actions by the members of the Organization of the Petroleum Exporting Countries, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes in such levels; risks related to the Chesapeake Transaction including the timing, cost, financing of and the ability to obtain any necessary consents or approvals for the Chesapeake Transaction; completed acquisitions and integrations of acquisitions; volatility in natural gas, oil and natural gas liquids prices; ability to obtain permits and government approvals; our borrowing capacity, future covenant compliance, cash flow and liquidity, including our ability to satisfy our short- or long-term liquidity needs; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation and storage capacity of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry; general economic and political conditions, including inflationary pressures, further increases in interest rates, a general economic slowdown or recession, instability in financial institutions, political tensions and war (including future developments in the ongoing conflicts in Ukraine and the Gaza Strip); the severity and duration of world health events, including health crises and pandemics, related economic repercussions, including disruptions in the oil and gas industry, supply chain disruptions, and operational challenges including remote work arrangements and protecting the health and well being of our employees; opportunities to monetize assets; our ability to execute on strategic initiatives; effectiveness of our risk management activities, including hedging strategy; counterparty and credit market risk; pending legal and environmental matters, including potential impacts on our business related to climate change and related regulations; actions by third parties, including customers, service providers and shareholders; current and future governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the SEC, including its annual report on Form 10-K for the year ended December 31, 2022 (the "Annual Report"), its Quarterly Report on Form 10-Q for the three months ended September 30, 2023 and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. The Company’s capital budget, operating plan, service cost outlook and development plans are subject to change at any time. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.

(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	September 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$1,697	$792
Accounts receivable, net	80,202	89,714
Fair value of commodity derivatives	50,189	52,549
Other current assets	3,825	2,671
Total Current Assets	135,913	145,726
Property and Equipment:
Property and equipment, full cost method, including $27,821 and $16,272, respectively, of unproved property costs not being amortized at the end of each period	2,861,267	2,529,223
Less – Accumulated depreciation, depletion, amortization & impairment	(1,151,141)	(1,004,044)
Property and Equipment, Net	1,710,126	1,525,179
Right of use assets	10,085	12,077
Fair value of long-term commodity derivatives	14,180	24,172
Deposit and other fees for oil and gas property transaction	52,564	—
Other long-term assets	7,581	9,208
Total Assets	$1,930,449	$1,716,362
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$74,731	$60,200
Fair value of commodity derivatives	32,752	40,796
Accrued capital costs	56,424	56,465
Accrued interest	2,976	2,665
Current lease liability	5,507	8,553
Undistributed oil and gas revenues	22,462	27,160
Total Current Liabilities	194,852	195,839
Long-term debt, net	645,096	688,531
Non-current lease liability	4,604	3,775
Deferred tax liabilities	49,033	16,141
Asset retirement obligations	9,840	9,171
Fair value of long-term commodity derivatives	21,560	7,738
Other long-term liabilities	922	3,588
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 25,914,823 and 22,663,135 shares issued, respectively, and 25,429,517 and 22,309,740 shares outstanding, respectively	259	227
Additional paid-in capital	677,473	576,118
Treasury stock, held at cost, 485,306 and 353,395 shares, respectively	(10,616)	(7,534)
Retained earnings	337,426	222,768
Total Stockholders’ Equity	1,004,542	791,579
Total Liabilities and Stockholders’ Equity	$1,930,449	$1,716,362

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022
Revenues:
Oil and gas sales	$173,963	$242,181

Operating Expenses:
General and administrative, net	4,438	4,343
Depreciation, depletion, and amortization	53,186	41,501
Accretion of asset retirement obligations	254	166
Lease operating expenses	22,678	17,701
Workovers	672	284
Transportation and gas processing	13,710	9,662
Severance and other taxes	10,407	12,581
Total Operating Expenses	105,345	86,238

Operating Income	68,618	155,943

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(54,639)	4,832
Interest expense, net	(19,811)	(12,173)
Other income (expense), net	112	5

Income (Loss) Before Income Taxes	(5,720)	148,607

Provision (Benefit) for Income Taxes	(949)	6,066

Net Income (Loss)	$(4,771)	$142,541

Per Share Amounts:

Basic Earnings (Loss) Per Share	$(0.21)	$6.39

Diluted Earnings (Loss) Per Share	$(0.21)	$6.29

Weighted-Average Shares Outstanding - Basic	22,985	22,308

Weighted-Average Shares Outstanding - Diluted	22,985	22,669

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Revenues:
Oil and gas sales	$440,317	$554,442

Operating Expenses:
General and administrative, net	17,421	14,840
Depreciation, depletion, and amortization	147,037	89,096
Accretion of asset retirement obligations	718	366
Lease operating expenses	62,417	37,095
Workovers	2,263	933
Transportation and gas processing	37,001	22,784
Severance and other taxes	28,563	30,183
Total Operating Expenses	295,420	195,297

Operating Income	144,897	359,145

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	57,604	(157,816)
Interest expense, net	(54,746)	(26,632)
Other income (expense), net	117	57

Income (Loss) Before Income Taxes	147,872	174,754

Provision (Benefit) for Income Taxes	33,214	7,678

Net Income (Loss)	$114,658	$167,076

Per Share Amounts:

Basic Earnings (Loss) Per Share	$5.06	$8.85

Diluted Earnings (Loss) Per Share	$5.02	$8.69

Weighted-Average Shares Outstanding - Basic	22,677	18,885

Weighted-Average Shares Outstanding - Diluted	22,852	19,237

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Cash Flows from Operating Activities:
Net income (loss)	$114,658	$167,076
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	147,037	89,096
Accretion of asset retirement obligations	718	366
Deferred income taxes	32,892	7,496
Share-based compensation	4,043	3,901
(Gain) Loss on derivatives, net	(57,604)	157,816
Cash settlement (paid) received on derivatives	70,670	(182,058)
Settlements of asset retirement obligations	(481)	(47)
Write down of debt issuance cost	—	350
Other, net	2,028	(6,425)
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable and other current assets	9,129	(47,320)
Increase (decrease) in accounts payable and accrued liabilities	(5,320)	20,260
Increase (decrease) in income taxes payable	321	(21)
Increase (decrease) in accrued interest	311	1,688
Net Cash Provided by (Used in) Operating Activities	318,402	212,178
Cash Flows from Investing Activities:
Additions to property and equipment	(316,003)	(163,567)
Acquisition of oil and gas properties, net of purchase price adjustments	(382)	(293,880)
Deposit and other fees for oil and gas property transaction	(51,163)	—
Proceeds from the sale of property and equipment	—	4,415
Payments on property sale obligations	—	(750)
Net Cash Provided by (Used in) Investing Activities	(367,548)	(453,782)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	334,000	679,000
Payments of bank borrowings	(378,000)	(426,000)
Net proceeds from issuances of common stock	97,133	—
Net proceeds from stock options exercised	—	39
Purchase of treasury shares	(3,082)	(3,404)
Payments of debt issuance costs	—	(7,228)
Net Cash Provided by (Used in) Financing Activities	50,051	242,407

Net Increase (Decrease) in Cash and Cash Equivalents	905	803
Cash and Cash Equivalents at Beginning of Period	792	1,121
Cash and Cash Equivalents at End of Period	$1,697	$1,924
Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$52,170	$22,701
Non-cash Investing and Financing Activities:
Changes in capital accounts payable and capital accruals	$13,363	$60,595
Accrued other fees for oil and gas property transaction	$(1,401)	$—
Non-cash equity consideration for acquisitions	$—	$(156,259)

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)
The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement” and the borrowing facility provided thereby, the “Credit Facility”), a material source of liquidity for SilverBow. Please reference the Annual Report and subsequent 8-Ks for discussion of the Credit Agreement and its covenants.
Adjusted EBITDA for Leverage Ratio: In accordance with the Leverage Ratio calculation for the Credit Facility, the Company makes certain adjustments to its calculation of Adjusted EBITDA. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus pro forma EBITDA contributions related to closed acquisitions. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for the Credit Facility in the calculation of its leverage ratio covenant.
Cash General and Administrative Expenses: Cash G&A expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company reports cash G&A expenses because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses. The Company has provided forward-looking Cash G&A expenses estimates; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.
Free Cash Flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) cash interest expense and bank fees, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. From time to time the Company provides forward-looking free cash flow and free cash flow yield estimates or targets; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Total Debt to Adjusted EBITDA (Leverage Ratio): Leverage Ratio is calculated as total debt, defined as long-term debt excluding unamortized discount and debt issuance costs, divided by Adjusted EBITDA (defined above) for the most recently completed 12-month period.
Net Debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company's Credit Facility less cash and cash equivalents.

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)
The below tables provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022
Net Income (Loss)	$(4,771)	$142,541
Plus:
Depreciation, depletion and amortization	53,186	41,501
Accretion of asset retirement obligations	254	166
Interest expense	19,811	12,173
Loss (gain) on commodity derivatives, net	54,639	(4,832)
Derivative cash settlements collected/(paid) (1)	17,806	(84,127)
Income tax expense/(benefit)	(949)	6,066
Share-based compensation expense	1,467	1,188
Adjusted EBITDA	$141,443	$114,676
Plus:
Cash interest expense and bank fees, net	(18,830)	(10,481)
Capital expenditures(2)	(104,445)	(109,975)
Current income tax (expense)/benefit	(91)	225
Free Cash Flow	$18,077	$(5,555)
(1) Amounts relate to settled contracts covering the production months during the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.

	Last Twelve Months Ended September 30, 2023	Last Twelve Months Ended September 30, 2022
Net Income (Loss)	$288,018	$281,350
Plus:
Depreciation, depletion and amortization	191,923	112,240
Accretion of asset retirement obligations	887	446
Interest expense	70,062	33,873
Loss (gain) on commodity derivatives, net	(141,535)	127,954
Derivative cash settlements collected/(paid) (1)	33,487	(219,648)
Income tax expense/(benefit)	35,136	14,484
Share-based compensation expense	5,227	5,097
Adjusted EBITDA	$483,205	$355,796
Plus:
Cash interest expense and bank fees, net	(66,463)	(37,992)
Capital expenditures(2)	(432,608)	(244,857)
Current income tax (expense)/benefit	(115)	(776)
Free Cash Flow	$(15,981)	$72,171

Adjusted EBITDA	$483,205	$355,796
Pro forma contribution from closed acquisitions	1,886	139,267
Adjusted EBITDA for Leverage Ratio (3)	$485,091	$495,063
(1) Amounts relate to settled contracts covering the production months during the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA for Leverage Ratio, which is calculated in accordance with SilverBow's Credit Facility, includes pro forma EBITDA contributions reflecting the results of acquired assets' operations for referenced time periods preceding the acquired assets' close date. Leverage Ratio is calculated as total debt, defined as Credit Facility borrowings plus Second Lien notes, divided by Adjusted EBITDA for Leverage Ratio for the most recently completed twelve month period. The below table provides the calculation for Leverage Ratio for the following periods:

	September 30, 2023	September 30, 2022
Credit Facility Borrowings due 2026	$498,000	$480,000
Second Lien Notes due 2026	150,000	150,000
Total debt	$648,000	$630,000
Adjusted EBITDA for Leverage Ratio (3)	485,091	495,063
Leverage Ratio	1.34x	1.27x

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022
Production volumes:
Oil (MBbl) (1)	1,410	781
Natural gas (MMcf)	20,010	19,324
Natural gas liquids (MBbl) (1)	729	582
Total (MMcfe)	32,847	27,505

Oil, natural gas and natural gas liquids sales (in thousands):
Oil	$112,456	$71,811
Natural gas	46,075	150,958
Natural gas liquids	15,432	19,412
Total	$173,963	$242,181

Average realized price before impact of cash-settled derivatives:
Oil (per Bbl)	$79.76	$91.93
Natural gas (per Mcf)	2.30	7.81
Natural gas liquids (per Bbl)	21.16	33.34
Average per Mcfe	$5.30	$8.81

Price impact of cash-settled derivatives:
Oil (per Bbl)	$(3.45)	$(20.44)
Natural gas (per Mcf)	1.00	(3.47)
Natural gas liquids (per Bbl)	3.68	(1.86)
Average per Mcfe	$0.54	$(3.06)

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$76.30	$71.49
Natural gas (per Mcf)	3.30	4.34
Natural gas liquids (per Bbl)	24.84	31.48
Average per Mcfe	$5.84	$5.75

(1) Oil and NGLs are converted at the rate of one barrel to six Mcfe. Bbl refers to barrels, and MBbl refers to one thousand barrels. MMcf refers to one million cubic feet.

Fourth Quarter 2023 & Full Year 2023 Guidance

Guidance
	4Q 2023	FY 2023
Production Volumes:
Oil (Bbls/d)	16,400 - 17,000	13,900 - 14,100
Natural Gas (MMcf/d)	210 - 225	209 - 213
NGLs (Bbls/d)	7,500 - 8,000	7,200 - 7,350
Total Reported Production (MMcfe/d)	353 - 375	336 - 342

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	($2.50) - ($0.50)	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.80) - $0.00	N/A
Natural Gas Liquids (% of WTI)	23% - 27%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.72 - $0.76	$0.70 - $0.74
Transportation & Processing ($/Mcfe)	$0.38 - $0.42	$0.38 - $0.42
Production Taxes (% of Revenue)	6.0% - 7.0%	6.0% - 7.0%
Cash G&A, net ($MM)	$4.0 - $4.5	$17.4 - $17.9
A forward-looking estimate of net G&A expenses is not provided with the forward-looking estimate of cash G&A (a non-GAAP measure) because the items necessary to estimate net G&A expenses are not accessible or estimable at this time without unreasonable efforts. Such items could have a significant impact on net G&A expenses.